EXHIBIT 99.1

Behringer Harvard Acquires Prime-Location
Office Property in Hamburg, Germany

DALLAS, July 6, 2010 — Behringer Harvard announced today its acquisition of Holstenplatz 20, 20a and 20b, a multitenant office property in the Altona district of Hamburg, Germany.

“Holstenplatz provides us with an attractive opportunity to acquire a dynamic, transit-oriented office asset at a substantial discount to replacement cost and appraised value,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “We will tap into the local management and leasing expertise of our Hamburg office to maximize occupancy and reposition this well-located asset in Germany’s second largest city.”

Mr. Oliver Georg and Mr. Olaf Fortmann are the Managing Directors of Behringer Harvard Europe’s office in Hamburg. Mr. Georg said, “Although this building has had a long operating history as a stable asset, it currently has some space available, which we believe adds a nice value-added return component above the discount-to-replacement purchase basis. Holstenplatz features three separate entrances and flexible floor plans designed to accommodate businesses requiring suites from approximately 1,600 to 13,000 square feet per floor.”

The eight-story office building, constructed in 1998, provides more than 80,000 square feet of rentable space. Major tenants include Deutsche Bahn AG, the major German railway company; The Hanseatic Academy for Marketing and Media GmbH (HAMM); and Thomsen Group International Strategy Consultants.

Excellent public transport options are offered by Holstenplatz’s location directly adjacent to the Holstenstrasse station on the Hamburg S-Bahn railway that provides rapid-transit services for commuters. The site also offers convenient proximity to major traffic arteries as well as connections to the autobahn.

The Altona district surrounding Holstenplatz includes the Holstenhaus office building, multifamily communities, and venues that create a vibrant café and nightlife scene. Attractions include a musical theater known as Neue Flora; the Holsten Brewery (Holsten-Brauerei AG), which has brewed premium beers for centuries; and an eclectic range of retail and restaurants.

With a population of more than 82 million, Germany is the largest country in the European Union. Home to a labor force of more than 43 million, Germany is the continent’s largest economy with a gross domestic product of approximately $3.2 trillion in 2009.

Hamburg is the German city with the brightest economic prospects, according to a 2009 study conducted by the Feri rating agency for the monthly business magazine Capital. The economy of Hamburg benefits from a port that is one of the world’s largest shipping centers as well as strength in the aviation, information technology and life science industries.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600